NEWS RELEASE

5847 San Felipe, Suite 3300  •  Houston, Texas 77057  •  (713) 789-1400

FOR IMMEDIATE RELEASE	Contact:	Steven D. Oldham Louis A. Raspino (713) 789-1400

Pride International Announces Organizational Change

     Houston, Texas, September 9, 2004 - Pride International, Inc. (NYSE: PDE) today announced the departure of John C. G. O’Leary, its President. The Company’s action was due primarily to strategic differences between Mr. O’Leary and other senior executive management as well as the board of directors over the Company’s decision to discontinue entering into construction projects for rigs to be owned by others and to other management style issues.

     Paul A. Bragg, the Company’s Chief Executive Officer, will assume the additional position of President. Mr. Bragg has previously held the position of President from 1997-2003 and was both Chief Executive Officer and President of the Company from 1999-2003.

     Pride International, Inc., headquartered in Houston, Texas, is one of the world’s largest drilling contractors. The Company provides onshore and offshore drilling and related services in more than 30 countries, operating a diverse fleet of 326 rigs, including two ultra-deepwater drillships, 11 semisubmersible rigs, 35 jackup rigs, and 31 tender-assisted, barge and platform rigs, as well as 247 land rigs.